Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Pinnacle West Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Arizona Public Service Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Pinnacle West Capital Corporation
	Debt	Unsecured Debt Securities	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Common Stock	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary Shares(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Contracts	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Stock Purchase Units(4)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Arizona Public Service Company
	Debt	Unsecured Debt Securities	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)	An indeterminate aggregate initial offering price or number or liquidation amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act). In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), each registrant is deferring payment of all of the registration fee.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of the registration fee required in connection with this registration statement and will pay such fees on a pay-as-you-go basis. The registrants will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)	If Pinnacle West Capital Corporation elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Shares, evidenced by depositary receipts issued under a deposit agreement, will be issued to the depositary under any such depositary agreement.

(4)	Each Stock Purchase Unit consists of (a) a Stock Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of Common Stock and (b) Unsecured Debt Securities, Preferred Stock, or Depositary Shares.